UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

(Date of report)	November 20, 2018
(Date of earliest event reported)	November 19, 2018

ONEOK, Inc.
(Exact name of registrant as specified in its charter)

Oklahoma	001-13643	73-1520922
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 West Fifth Street; Tulsa, OK
(Address of principal executive offices)

74103
(Zip code)

(918) 588-7000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company __

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.__

Item 1.01	Entry into a Material Definitive Agreement

On November 19, 2018 (the “Closing Date”), ONEOK, Inc. (“ONEOK” or “we”) entered into a term loan agreement with Mizuho Bank, Ltd., as administrative agent and a lender, and the other lenders party thereto (the “Term Loan Agreement”), providing for a three-year, $1.5 billion unsecured term loan facility (the “Term Loan Facility”). ONEOK did not draw upon the Term Loan Facility on the Closing Date but has the right to do so during the 180-day period after the Closing Date. If the initial borrowing is made before December 31, 2018, ONEOK may draw upon the Term Loan Facility in up to four borrowings. If no borrowings are made before December 31, 2018, ONEOK may draw upon the Term Loan Facility in up to three borrowings.

The Term Loan Facility provides liquidity for working capital, repayment of outstanding indebtedness, capital expenditures and for other general corporate purposes.

The Term Loan Agreement contains substantially the same covenants as ONEOK’s $2.5 billion revolving Credit Agreement effective June 30, 2017, as amended (the “Revolving Facility”), including various customary affirmative, negative and financial ratio maintenance covenants. The Term Loan Agreement also contains various customary events of default, the occurrence of which could result in the acceleration of all of ONEOK’s obligations thereunder.

The Term Loan Agreement allows ONEOK to choose from two methods of calculating interest: a fluctuating base rate equal to an adjusted base rate plus an applicable margin, or a periodic fixed rate equal to LIBOR plus an applicable margin. The applicable margin is determined by reference to a pricing schedule based on ONEOK’s senior unsecured long-term debt ratings.

ONEOK’s obligations under the Term Loan Agreement are unsecured and guaranteed by its wholly owned subsidiaries, ONEOK Partners Intermediate Limited Partnership and ONEOK Partners, L.P. (each a “Guarantor” and collectively the “Guarantors”). The guaranty is evidenced by a guaranty agreement (the “Guaranty Agreement”) made by the Guarantors in favor of the Term Loan Agreement’s administrative agent. The Guaranty Agreement is the Guarantors’ senior unsecured obligation and ranks equally in right of payment with all the Guarantors’ existing and future senior unsecured indebtedness. The terms of the Guaranty Agreement are substantially similar to the Guarantors’ guaranties of ONEOK’s outstanding senior notes and of ONEOK’s obligations under the Revolving Facility.

The Term Loan Agreement matures on November 19, 2021. ONEOK may extend the Term Loan Agreement’s maturity date by one year up to two times, subject in each instance to the lenders’ consent.

Some of the lenders under the Term Loan Agreement and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial and investment banking services for us, for which they received or will receive customary fees and expenses. The lenders under the Term Loan Agreement are the same as the lenders under our Revolving Facility. Certain affiliates of the lenders under the Term Loan Agreement are underwriters or dealers of certain of our note and/or equity issuances. In addition, certain of the lenders under the Term Loan Agreement and their respective affiliates act as dealers in connection with our commercial paper program.

The foregoing description of the Term Loan Agreement and the Guaranty Agreement are not complete and are in all respects subject to the actual provisions of the Term Loan Agreement and the Guaranty Agreement, copies of which have been filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and which are incorporated by reference herein.

Item 2.03		Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Information reported under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in response to this Item 2.03.

Item 7.01		Regulation FD Disclosure

We issued a news release on November 19, 2018, announcing the Term Loan Agreement, a copy of which is attached as Exhibit 99.1 and is incorporated herein by reference.

The information disclosed in these Items 7.01 and 9.01, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act except as expressly set forth by specific reference in such filing.

Item 9.01		Financial Statements and Exhibits

	(d)	Exhibits

Exhibit Number	Description

10.1		Term Loan Agreement, dated as of November 19, 2018, among ONEOK, Inc., Mizuho Bank, Ltd., as administrative agent and a lender, and the other lenders parties thereto.
10.2
Guaranty Agreement, dated as of November 19, 2018, by ONEOK Partners Intermediate Limited Partnership and ONEOK Partners, L.P. in favor of Mizuho Bank, Ltd., as administrative agent, under the above-referenced Term Loan Agreement.

99.1		News release issued by ONEOK, Inc. dated November 19, 2018.

SIGNATURE

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONEOK, Inc.

Date:	November 20, 2018	By:	/s/ Walter S. Hulse III
Walter S. Hulse III Chief Financial Officer and Executive Vice President, Strategic Planning and Corporate Affairs

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